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                                                                    Exhibit 99.2

JAMES FRASER:
-------------
Thank You. Good Afternoon, and thank you for joining us as we discuss Virata's earnings for the second fiscal quarter ended October 1, 2000.

Before turning the call over to Charles Cotton, I would like to read the Safe Harbor statement. During the course of this call, the company may make certain forward-looking statements that involve risks and uncertainties. Actual results may differ materially.

Factors that might cause a difference include, but are not limited to, those relating to general business and economic conditions, evolving industry standards, the pace of development and market acceptance of our products and the DSL market generally, commercialization and technological delays or difficulties, changes in customer order patterns and risks of customer loss, the impact of competitive products and technologies, competitive pricing pressures, manufacturing availability and risks, dependence on third party suppliers, the uncertainties associated with international operations, the possibility of our products infringing patents and other intellectual property of third parties, risks due to limited protection of our intellectual property, product defects, costs of product development, our ability to attract and retain employees, the company's ability to extract value from acquisitions, manufacturing and government regulation and other risk factors listed from time to time in the reports and other documents Virata files with the Securities and Exchange Commission, including without limitation, the report on Form 10-Q for the quarter ended July 2, 2000. Virata assumes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof.

With that, I am pleased to introduce and turn the call over to Charles Cotton.

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CHARLES COTTON:
---------------
Good afternoon ladies and gentlemen and thank you for joining us to discuss Virata's earnings for our second fiscal quarter ended October 1, 2000. Joining me on this call are Andy Vought Senior Vice President and Chief Financial Officer; and Mike Gulett President and Chief Operating Officer.

I'll begin by providing a brief overview of the quarter's highlights. I will then turn the call over to Andy to review the financial results with you. Following that I want to address recent industry issues, summarize the current status of the DSL market globally and review Virata's prospects. Andy Vought will then review our guidance for the December and March quarters following which we will open the call to questions and answers.

The September quarter was another strong quarter for Virata. I am delighted to report we achieved new records in terms of as adjusted profits, revenue growth, which was over 50 percent, design wins and total customer base, we generated cash from operations and have one of the strongest balance sheets in the industry.

Other recent highlights include:

1.  We shipped more than two million Helium chips in the quarter.
2. We completed a successful follow-on offering, raising $462 million for the company.
3. We increased our penetration of Asian markets by announcing several important new customers including Acer, Creative Labs' Digicom, Hyundai, and Samsung;
4. We enhanced our position in Europe, especially with Siemens which announced a multi-year contract with Deutsche Telekom in Germany for deployment of Virata-based products

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5.  We completed the acquisitions of Excess Bandwidth and Agranat Systems, and have made significant progress integrating their technology into our expanding ISOS Platform.

With that I will hand over to Andy Vought to review the results for our fiscal
Q2.

ANDY VOUGHT:
------------
Thank you, Charles.
First, I would like to clarify that the financial results reported today reflect the completed acquisitions of Excess Bandwidth and Agranat Systems, both of which are accounted for under the purchase accounting method.

For the quarter ended October 1, 2000, Virata reported net revenues of $42.2 million, substantially above July guidance; an increase of 52.4 percent over the $27.7 million for the prior quarter, and 1,301 percent over the $3 million for the prior year 2nd fiscal quarter.

Fiscal 2Q was the second quarter in which we have been profitable on an as adjusted basis. Net income for the quarter was $8.5 million; or 13 cents per adjusted diluted share which is also substantially above July guidance. This compares with a reported adjusted profit of $1 million, or $0.02 per adjusted diluted share for the prior quarter.

We had cash and short-term investments of $528 million as of October 1, 2000, which includes our successful follow on offering of $462 million completed during the quarter. Working capital for the period end was $524.6 million and total stockholders' equity was $938.3 million.

Virata generated $4.7 million of cash from operating activities during the 2nd fiscal quarter. This is another financial first for Virata.

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Growth in semiconductor sales continues to be most important for Virata.
Semiconductor sales for the quarter exceeded expectations, growing to $36.1 million from $21.5 million the previous quarter, a 68.5 percent sequential increase.

Software revenues totaled $4 million. Service and royalty revenues increased
22.2 percent, to $1.2 million in the current quarter. Systems revenue totaled nine hundred thousand dollars in the quarter. This is the last quarter in which we expect to record systems revenues.

As in the prior quarter, only one customer, Westell, represented more than 10% of our revenue. For the September quarter, our top ten customers represented 76% of revenues compared to 73% for the prior quarter and we had 10 customers who were million dollar accounts for us in the quarter, up from 6 in the previous quarter.

Geographically, 59% of revenues were to North American customers, 24% to Asia, and 17% to Europe.

Gross margin was 47.2 percent of revenue, an improvement from the 46.3 percent of the prior quarter.

Moving on to expenses, we continue to invest heavily in R&D, which increased
59.6 percent sequentially to $8 million or 19 percent of revenues in the quarter, up from 18.2 percent of revenues in the previous quarter. This increase was largely attributable to our acquisitions of Agranat Systems and Excess Bandwidth, with the majority of their costs being included in R&D.

Sales and marketing increased by 36.9 percent over the preceding quarter, to $6 million; or 14.2 percent of revenues, down from 15.8 percent.

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General and administrative costs increased 39.3 percent sequentially, to $4.6 million; and declined as a percentage of sales, to 11 percent from 12 percent in the prior quarter. We exited the quarter with 392 employees, an increase of 142 from the prior quarter.

I will now move on to discuss some of the charges included in basic and diluted net loss per share, but not included in as adjusted basic and diluted net loss per-share, which may be of assistance in understanding our operating performance.

We had non-cash charges of $98.8 million; including $79.9 million related to the in-process R&D acquisition accounting for Agranat Systems and Excess Bandwidth, which both closed in August, and charges of $16.6 million related to the amortization of intangible assets, from the Excess Bandwidth and Agranat Systems acquisitions, and the earlier acquisitions of RSA Communications, D2 Technologies, and Inverness Systems. In addition, a non-cash charge of $1.7 million was recorded related to the National Insurance Contribution on stock options held by UK employees.

Our receivables balance grew from $16.2 million to $28.1 million in the quarter. Our days sales outstanding ratio changed slightly, from 53 to 60 days, or 56 days if we exclude deferred revenues.

Inventories increased from $2.3 million to $10.6 million. This growth is almost entirely attributable to the decision we made to increase Helium inventories in order to shorten lead times, and to position stocks close to our Asian and European customers.

CHARLES COTTON:
--------------
Thank you Andy. I would now like to address recent industry issues, summarize the current status of the DSL market globally and review Virata's prospects.

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Concerns have been expressed recently about two issues: Firstly - inventory build in the supply chain in the US and secondly the ability of certain CLECs to sustain their investment programs.

In the first half of 2000, supply of components was tight and supply lead-times longer than current. Coupled with deployment hiccups at one service provider, it is now clear that the result was some limited over-ordering of components, which had the effect of pulling into calendar Q3 shipments, which would otherwise have been scheduled for Q4 and potentially calendar Q1 of 2001. We view this as simply an inventory correction in respect of that service provider due to reducing lead-times rather than any slow down in end user demand.

To the second issue, Virata has well under 5% of its revenues from customers shipping equipment to CLECs.

Moving on to the market status. The Total Available Market for DSL is the 1 billion telephone connections installed worldwide. Penetration of this market today is only about 1%.

There is strong demand for DSL services which are being deployed globally. In calendar 2000, we project that the US will retain its lead closely followed by Asia with Korea the standout country and Europe in third place but starting to post significant roll-outs. Virata has invested heavily in establishing its presence across all three continents and our products are powering the major roll-outs, in North America by SBC and Verizon; in Asia by Korea Telecom, Hanaro, SingTel, Chung-Hwa, and HK Tel; and in Europe by Deutsche Telekom and Telia.

Installation of DSL equipment in the Central Office is progressing faster than the provision of services to customers as demand continues to outstrip the ability of service providers to effect installations on customer premises. This is because the installation depends on the so-called truck roll involving a customer visit by a

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skilled technician. The focus of the OpenDSL and DSL Forum initiatives is auto-
provisioning which will enable the end-user to install their own DSL equipment. As a result, DSL installs in the future will be as simple as analog modem installs today and service providers will be able to match more closely equipment investments in the CO with customer installs and revenue generation. Virata leads the development of auto-provisioning software and will have solutions ready for all our customers early next year.

Within Customer Premises Equipment, Virata delivers the premier development Platform comprising semiconductors and uniquely a comprehensive suite of software. Our customers can choose EITHER to leverage their manufacturing expertise and compete by getting to market first using our reference designs; OR to compete on product differentiation by focusing their engineers on adding unique functionality using the Application Programming Interfaces we expose on our integrated software suite.

We have already expanded our Platform to include CPE solutions for the simultaneous delivery of data and voice over the Internet with the addition of our vCore software and the Magnesium voice processor. We lead the market in design wins for integrated voice and data solutions with 43 customers designing products for the IAD market. Initial customer shipments will take place in the December quarter.

We also offer a range of Reference Designs featuring our market-leading Helium communications processor teamed with DSL physical layer devices from numerous suppliers to deliver solutions for ADSL, and symmetric DSL flavors.

With the introduction of the Beryllium and Boron ADSL processors, we are leading the industry with the integration of CPE silicon and software components and driving the price/performance envelope. Customer shipments of Beryllium will commence, as planned, in the December quarter and will provide Virata with

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a higher share of the available chip set dollars in ADSL equipment AND increasing ASPs.

We are now sampling our Aluminum symmetric DSL PHY, which will enable Virata to start winning incremental revenues early next year.

While today, our revenues are powered by our industry-leading ISOS Platform which is focused on Customer Premises, in parallel we are expanding our footprint into the Central Office to capture a greater share of the available semiconductor and software revenues. Customers are using Helium as a DSLAM line card controller. We license our vCore voice and telephony software for use in voice gateways and our MPLS software has been licensed to customers for a range of central office applications. We will start to deliver multi-channel symmetric PHYs in 2001 to further expand our footprint in the CO.

Now back to Andy who will summarize our guidance for the December and March quarters following which we will be pleased to respond to questions.



ANDY VOUGHT:
-----------

We are reiterating the revenue guidance given during our July 25th quarterly earnings conference call. We expect revenues to increase to $46.7 million or greater in the current 3/rd/ fiscal quarter, and to $58.4 million or greater in the 4/th/ fiscal quarter. This is consistent with our belief that our markets continue to enjoy unparalleled growth, that Virata continues to increase penetration in markets we are already active in and is expanding our footprint into new markets. However, there is some inventory overhang in the system, which we expect will be cleared from the pipeline during the next two quarters.

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We expect as adjusted earnings to increase 6.5 percent or greater in the 3/rd/
quarter and then a further 15% or greater in the 4th quarter.

We expect the weighted average share count in the 3/rd/ quarter to increase by approximately 3.9 million shares as the result of the inclusion of Excess Bandwidth and Agranat Systems for the full quarter, and by a further half million shares as a result of option exercises in the 4/th/ quarter.

CHARLES COTTON:
--------------

Andy, Mike and I will be happy to take your questions.

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